UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

January 27, 2004 (January 23, 2004)
Date of Report (Date of earliest event reported)

PEOPLES ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	1-5540	36-2642766
(State or other jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or organization)	File Number)	Identification No.)

24th Floor, 130 East Randolph Drive, Chicago, Illinois	60601-6207
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(312) 240-4000

None
(Former name or former address, if changed since last report)

Item 5 - Other

On January 23, 2004, Peoples Energy Corporation (the "Company" or "we") issued a press release and held a webcast conference call to discuss financial results for the first quarter of fiscal year 2004 and reaffirmed its earnings guidance for fiscal year 2004. A complete copy of the press release was furnished on January 23, 2004 in a separate Current Report on Form 8-K under Item 9 and Item 12. A copy of the transcript of the conference call was furnished on January 27, 2004 in a separate Current Report on Form 8-K under Item 9 and Item 12. This Form 8-K only contains certain forward-looking statements that were disclosed in the conference call.

Forward-looking statements contained in the conference call on January 23, 2004:

As a result of the acquisition we announced earlier this month in the Oil and Gas Production segment and prospective growth from our 2004 drilling program; we now believe that we can achieve an increase in production for the fiscal year in the 15% to 20% range versus the 10-20% range that we previously estimated.

Based on our technical knowledge and expertise gained through operation of our adjacent properties, we anticipate an increase in production of 2-3 times the current production level, in line with results we have achieved on our other acquired properties in the Corpus Christi area.

We continue to look for additional opportunities to acquire assets, whether owned or leased, as we focus on expanding the footprint of the Midstream Services business in adjacent states.

Our Retail Energy Services business is well positioned for further growth in the Chicago area and adjacent Midwest markets.

The utilities continue to improve the collection of accounts receivable and we believe that our current provision rate (of 2.5 percent of Gas Distribution segment revenues) will be sufficient in fiscal 2004.

A $0.25 change in our assumed average NYMEX price of $5.00 per MMbtu for the remainder of fiscal 2004 is estimated to have an operating income impact of approximately $2.5 million.

Our long-term operating income growth from our diversified energy businesses is targeted at 10% to 15% and we are confident these businesses (taken as a whole) will meet or exceed this target for the current fiscal year.

We now estimate that capital spending for the year will total approximately $180 million, or $30 million higher than our original 2004 plan. As a result of the recent acquisition, capital expenditures for the Oil and Gas Production segment are now expected to total about $85 million -- $35 million for the acquisition and $50 million for the 2004 drilling program - versus our previous estimate of $20 million for acquisitions and $40 million for the drilling program.

It now appears that our seasonal working capital borrowings will be completed prior to any significant increase in interest rates. In addition, over the past 12 months, we raised approximately $50 million in new common equity, and we expect that total debt to total debt plus equity will average comfortably within our targeted range of 50-55% during fiscal 2004.

Although January weather is running about 6% warmer than normal to date, we remain on track to meet our previously announced fiscal 2004 earnings estimate n the range of $2.70 to $2.85 per share.

Of the approximately $50 million of capital expenditures budgeted for fiscal 2004 activity in the Oil and Gas Production segment, about 10 percent, or $5 million is earmarked for exploration activity, with the balance expected to be used for development of proven reserves.

For fiscal year 2004, the Company expects lower comparative earnings from its Gas Distribution segment and higher earnings from some of its diversified energy businesses, particularly the Oil and Gas segment, than the Company previously forecasted in October, 2003.

We plan to finish issuing the remainder of the 1.5 million shares of common stock registered under the continuous equity program during fiscal year 2004,

We remain confident that we will achieve during fiscal year 2004 the monetization of one of our power generation development sites in the western United States.

We expect a resolution of the 2001 gas reconciliation cases for The Peoples Gas Light and Coke Company and North Shore Gas Company which are currently pending before the Illinois Commerce Commission to occur late in fiscal year 2004.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts and interest expense; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's gas distribution, power generation and oil and gas production segments; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in the Company's most recent Form 10-K filed with the SEC under Item 1 - Business and Item 7 - Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and the Company assumes no obligation to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES ENERGY CORPORATION
(Registrant)

January 27, 2004	By: /s/ THOMAS A. NARDI
(Date)	Thomas A. Nardi
Senior Vice President, and Chief Financial Officer